EXHIBIT 10.4

                                  FUEL NATION


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement") is entered into effective as of June 5th, 2001(the "Effective Date") by and between FuelNation Inc. (the "Company") whose address is 1700 North Dixie Highway, Suite 125, Boca Raton, Florida 33432, and ECHOSAT Communications Group, a related entity to TOWER COMMUNICATION GROUP, INC. ("Tower Communication"), whose address is 250 West Main Street, 1700 Lexington Financial Center, Suite 3100, Lexington, Kentucky 40507, hereinafter referred to as "ECHOSAT" or the "Consultant".

         Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services (the "Services") to the Company as described on Exhibit A attached hereto, as needed and as requested by the Company. Consultant shall use Consultant's best efforts to perform the Services in a manner satisfactory to the Company.

         Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the consideration specified in Exhibit B attached hereto (the "Consideration").

         Support. As additional consideration for the Services to be provided by Consultant under this Agreement, the Company will provide Consultant with such support as may be required in the Company's judgment to enable Consultant to perform the Services properly.

         Expenses. The Company shall reimburse Consultant only for pre-approved travel and out-of-pocket expenses incurred by Consultant in connection with its activities under this Agreement.

         Term and Termination. Consultant shall serve as a consultant to the Company for a two year period commencing on the Effective Date, until this Agreement is terminated by either party, for any reason with or without cause, upon thirty (30) days' written notice to the other party.

         Supervision of Consultant's Services. All services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and one of the Company's officers. Consultant will be required to report to an Officer concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the officers.

         Consulting or other Services for Competitors. The Company understands that Consultant does not presently perform or intend to perform, during the term of this Agreement, consulting or other services for any company, person or entity whose business or proposed business in any way involves products or services which could reasonably be determined to be competitive with the products or services or proposed products or services of the Company. If, however, Consultant desires to perform such services at any time after the Effective Date and prior to termination of this Agreement, Consultant agrees to notify the Company in writing in advance (specifying the identity of the entity or the person) and provide information sufficient to allow the Company to determine if such consulting would conflict with projects or products of the Company. If the Company determines that such business is in competition with that conducted by the Company, this Agreement shall, at the option of the Company upon written notice to Consultant, terminate immediately.




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         Confidential Information. Consultant acknowledges that the information, observations and data (including trade secrets) business practices, methods, sources, contacts and the identities and telephone numbers of customers, suppliers, vendors, agents and other contacts obtained by him while employed by the Company (including those obtained while employed by the Company prior to the date of this Agreement) concerning the business or affairs of the Company or any of its affiliates ("Confidential Information") are the property of the Company or such affiliate. Therefore, Consultant agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public in the same form or compilation, other than as a result of Consultant's acts or omissions, phone books, logs, rolo-dexes, calendars. Consultant shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data in whatever form (and all copies and reproductions thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company or its affiliates which he may then possess, have access to or have under his control.

         Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant's partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant warrants that Consultant has the right to disclose or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company in the course of performance of this Agreement, without liability to such third parties. Consultant represents and warrants that Consultant has not granted any rights or licenses to any intellectual property or technology that would conflict with Consultant's obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the services required by this Agreement.

         Miscellaneous. Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. Sole Agreement. This Agreement, including the Exhibits hereto, constitute the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

         Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (E.G., Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address.

         Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the principles of conflict of laws.

         Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.



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         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement, excluding Sections 8 and 10 hereof, will be finally settled by binding arbitration in Fort Lauderdale, Florida in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Florida law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 11(g) shall not apply to the Proprietary Agreement.

         Advice of Counsel. Each party acknowledges that, in executing this agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date written by their signatures below.

COMPANY
FuelNation, Inc.,


By
    ---------------------------
Christopher R. Salmonson, C.E.O.


CONSULTANT


By
  -----------------------
Lee Rutherford, President



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                                   EXHIBIT "A"

                       DESCRIPTION OF CONSULTING SERVICES

Consultant will perform services for the company as follows: Since, FuelNation populates, polls, manages, services and integrates multiple brands and products simultaneously through centralized servers with open architecture protocol for web based retrieval using proprietary firmware and polling protocol; Polling and pushing data over an IP network, FuelNation connects multiple remote locations simultaneously, to exchange electronic data, through FuelNation's proprietary firmware and polling technics with a single point box; This device is a hardware solution which does not require a PC at each location. The network provided by Consultant shall be established over satellite, wireless or modem. FuelNation's firmware and polling techniques interfaces to POS , Tank monitor, ATM, and other electronic devices at each location utilizing proprietary software designed specifically for each device. FuelNation stores the information in a standardized database format. Customers can conduct e-business through FuelNation over the Internet using a browser, PDA or web phone. Therefor, the Consultant shall (a) Provide telephone lines and satellite network system to tie into Fuel Nation's hardware. (b) By utilizing satellite technology, the time factor to process credit cards will be greatly reduced. (c) Assist and development of existing client base. (d) Server Hosting. (e) Point of sale connection to main office (f) Support engineering concerning satellite technology. (g) Help Desk - problem solving. (h) Shipping Department for installation of satellite and Fuel Nation hardware. (h) provide satellite equipment, Indoor Units, IDU, Outdoor units, IDU's, antenna systems, digital camera systems, Geo-Comm type truck mounted GPS satellite antenna sub-systems, and all other related equipment and sub-systems, network maintenance, acceptable band-with, and air-time.


                                   EXHIBIT "B"

                                  CONSIDERATION

Consultant shall be compensated for its services, such that the Company is hereby authorized to issue 4,500,000, shares of stock of the Company to the Consultant as consideration for services performed for up to a two year period, of which 100,000 shares will be issued immediately. The Company shall pay the Consultant as follows: said common shares of FuelNation stock payable upon valid invoicing of Consultant for providing its services to Company as described in exhibit "A," based on the current average market price of the Company's public traded shares (the prior week's average trading price) times a discount of 65%, times the applicable number of shares of said common stock, as this relates to the approved dollar amount invoiced by the Consultant from time to time. (FOR EXAMPLE, IF THE CONSULTANT PRESENTED AN ACCEPTABLE INVOICE FOR $200,000 THEN THIS AMOUNT WOULD BE GROSSED UP BY 65%, WHICH EQUATES TO $307,692; THEREFOR, IF THE AVERAGE TRADING PRICE OF THE COMPANY'S COMMON STOCK WAS AT $2.00 PER SHARE THEN, THE COMPANY WOULD DELIVER 153,846 SHARES OF ITS COMMON STOCK TO THE CONSULTANT, ROUNDED DOWN AS NO FRACTIONAL SHARES WILL BE ISSUED. ($200,000 DIVIDED BY 0.65, THEN DIVIDED BY $2.00, WHICH EQUATES TO 153,846 SHARES)




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